Exhibit 99(a)

          ADVO Third Quarter Results Show Continued Strength

    WINDSOR, Conn.--(BUSINESS WIRE)--July 17, 2003--ADVO, Inc. (NYSE:
AD) today reported its third consecutive quarter of improved results for fiscal 2003. Diluted E.P.S. for its third fiscal quarter ended June 28, 2003 were $0.68, an increase of 36.0% over the prior year quarter. Revenues reached $289.7 million, increasing $8.7 million or 3.1%. The third quarter of the prior fiscal year included a charge of $0.13 in E.P.S. to strengthen the Company's sales and marketing organization. Excluding this charge, diluted E.P.S. increased 7.9% over the prior year.
    Growth in total advertising piece volumes drove the revenue and profit results, with total shared advertising pieces up 4.1% over the prior year period. Pieces per package grew 4.0%, representing the second consecutive quarter of year-over-year growth in this statistic. Pieces per package have now grown in each of the last 7 months. Revenue per piece was down 1.4%, and packages were up 0.1%.
    Gary Mulloy, ADVO's Chairman and CEO, stated, "Our third quarter results demonstrate continued positive momentum in our business. Our revenue gains continue to be driven by broad-based increases in demand, as shown by the growth in total advertising piece volumes. These results were realized despite the unexpectedly strong finish to the month of March discussed in our second quarter results." Mr. Mulloy continued, "Our Associates have been working hard to position our Company to gain maximum benefit from improvements in the economy, and we are beginning to see tangible results. The benefits of our investments in network expansion and operating efficiencies, coupled with a strong focus on revenue productivity, are driving top and bottom-line gains. We remain cautious about the timing of more robust economic growth, but are encouraged by the positive momentum demonstrated in our business and by the results our Associates are achieving in a difficult, and highly competitive environment. Given this, we remain confident in our previously issued expectations for fiscal year 2003. Additionally, we are cautiously optimistic in our early outlook for next year, and our expectations for full-year fiscal 2004 E.P.S. of $2.62-2.75 are in the range of current analysts' estimates."
    Third quarter SG&A of $54.3 million was below prior year by $0.6 million. The Company continues to vigilantly manage and re-deploy its costs into areas of highest opportunity, including investments in sales and marketing which seek to accelerate the Company's revenue growth. Included in this quarter's SG&A was an on-going investment of $3.3 million relating to designing new sales and marketing programs. The prior year quarter's SG&A included a one-time charge of $4.2 million to make structural changes to strengthen the Company's sales and marketing organization.
    The Company's tax rate for the quarter was 33.4%, favorable by 3.6 percentage points versus prior year, due to tax credits which are expected to also lower the fourth quarter tax rate to approximately the same level. The Company's balance sheet also showed continued strength, with debt finishing the quarter at $145.5 million, down $19.5 million from the third quarter of the prior year.

Diluted Earnings per Share:  Reconciliation of
GAAP to Non-GAAP Measures                         Three Months Ended
------------------------------------------------ ---------------------
                                                    June       June
                                                     28,        29,
                                                    2003       2002
                                                 ---------- ----------
Diluted Earnings per share - As Reported             $0.68      $0.50
One-time Charge                                         --       0.13
                                                 ---------- ----------
Diluted Earnings per share - Pro Forma               $0.68      $0.63
                                                 ========== ==========

    The Company will hold a conference call to discuss its third quarter earnings today at 5:15-6:00 p.m. ET. The call in number is 1-800-967-7134, and the replay number is 888-203-1112 (access code #775451). The replay will be available until midnight August 8, 2003. The call will also be available via webcast through the Investor Relations section of ADVO's website at www.advo.com.

    This report contains certain forward looking statements regarding the Company's results of operations and financial position within the meaning of Sections 21E of the Securities Exchange Act of 1934, as amended. Such forward looking statements are based on current information and expectations and are subject to risks and uncertainties which could cause the Company's actual results to differ materially from those in the forward looking statements. The Company's business is promotional in nature, and ADVO serves its clients on a "just in time" basis. As a result, fluctuations in the amount, timing, pages, weight, and kinds of advertising pieces can vary significantly from week to week, depending on its customers' promotional needs, inventories, and other factors. In any particular quarter these transactional fluctuations are difficult to predict, and can materially affect the Company's revenue and profit results. The Company's business contains additional risks and uncertainties which include, but are not limited to: general changes in customer demand and pricing; the possibility of consolidation in the retail sector; the impact of economic or political conditions on retail advertising spending and the Company's distribution system; postal and paper prices; possible governmental regulation or legislation affecting aspects of the Company's business; the efficiencies achieved with technology upgrades; the amount of shares the Company repurchases in the future under its buyback program; fluctuations in interest rates related to the outstanding debt; and other general economic factors.

    ADVO is the largest full-service targeted direct mail marketing services company in the United States, with annual revenues of over $1.1 billion. The Company's shared mail advertising programs reach 104 million U.S. households on a weekly and monthly basis. This includes its core ShopWise(TM) branded programs, and the reach of its ADVO National Network Extension (A.N.N.E.) program. Additionally, the Company's SuperCoups(R) advertising solutions provide targeted advertising for local neighborhood businesses. ADVO launched the America's Looking For Its Missing Children(R) program in partnership with the National Center for Missing & Exploited Children and the United States Postal Service in 1985, and ADVO's missing child cards are responsible for safely recovering 127 children. ADVO has 23 mail processing facilities and 50 sales offices nationwide. ADVO's corporate headquarters are located at One Univac Lane, Windsor, Connecticut 06095, and the Company can be visited at its Web site at www.advo.com.

                              ADVO, Inc.
                  Results of Operations (Unaudited)
              Three and Nine Months Ended June 28, 2003
                (In thousands, except per share data)

                               Three Months Ended   Nine Months Ended
                               ------------------- -------------------

                                June 28,  June 29, June 28,  June 29,
                                  2003      2002     2003      2002
                               --------- --------- --------- ---------

Revenues                       $289,686  $280,939  $867,929  $842,308

Cost of sales                   213,810   206,809   640,432   616,130

Selling, general &
 administrative                  54,251    54,823   167,162   166,665
                               --------- --------- --------- ---------

Operating Income                 21,625    19,307    60,335    59,513

Interest expense                  1,499     3,170     6,070    10,035
Other (income) / expense, net      (317)       36      (864)      823
                               --------- --------- --------- ---------

Income before income taxes       20,443    16,101    55,129    48,655

Provision for income taxes        6,837     5,957    19,671    18,002
                               --------- --------- --------- ---------

Net Income                      $13,606   $10,144   $35,458   $30,653
                               ========= ========= ========= =========



Basic earnings per share          $0.69     $0.51     $1.79     $1.54
                               ========= ========= ========= =========


Diluted earnings per share        $0.68     $0.50     $1.77     $1.51
                               ========= ========= ========= =========


Weighted average basic shares:   19,849    20,010    19,818    19,963
Weighted average diluted
 shares:                         20,126    20,353    20,027    20,305

    CONTACT: ADVO, Inc.
             Chris Hutter, 860/285-6424